Exhibit 99.1

For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy, L.P. Announces

Public Offering of Common Units

Kansas City, MO (September 7, 2010) – Inergy, L.P. (NYSE:NRGY) announced today the commencement of an underwritten public offering of 8,500,000 common units. Inergy, L.P. also intends to grant the underwriters the option to purchase up to 1,275,000 additional common units to cover over-allotments, if any.

Inergy, L.P. intends to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional common units) to repay outstanding indebtedness under its revolving general partnership and working capital credit facilities and to fund a portion of the purchase price of its pending Seneca Lake and Tres Palacios acquisitions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Barclays Capital, Citi, J.P. Morgan, Morgan Stanley, and Wells Fargo Securities will act as joint book-running managers for the offering. A copy of the prospectus and related preliminary prospectus supplement associated with this offering may be obtained from the underwriters as follows:

Barclays Capital

c/o Broadridge Financial

1155 Long Island Avenue

Edgewood, New York 11717

Email: barclaysprospectus@broadridge.com

Toll-free: 888-603-5947

Citi

Attn: Prospectus Department

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, NY 11220

Email: batprospectusdept@citi.com

Telephone: 800-831-9146

J.P. Morgan

via Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Toll-free: 866-803-9204

Morgan Stanley

Attn: Prospectus Department

180 Varick Street, 2nd Floor

New York, NY 10014

E-mail: prospectus@morganstanley.com

Telephone: 866-718-1649

Wells Fargo Securities

Attention: Equity Syndicate Dept.

375 Park Ave.

New York, NY, 10152

Toll-free number: (800) 326-5897

Email: equity.syndicate@wellsfargo.com

Inergy, L.P., with headquarters in Kansas City, Missouri, is a master limited partnership with operations that include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves nearly 800,000 retail customers from over 300 customer service centers throughout the United States. The company also operates a 40 Bcf natural gas storage business; a liquid petroleum gas storage business; a solution-mining and salt production company; and a propane supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This press release includes statements regarding the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Inergy, L.P.’s annual report on Form 10-K and other reports filed by Inergy, L.P. from time to time with the SEC. Inergy, L.P. undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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